Exhibit 99.1

MARATHON OIL CORPORATION REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

HOUSTON, April 27, 2006 – Marathon Oil Corporation (NYSE: MRO) today reported first quarter 2006 net income of $784 million, or $2.13 per diluted share. Net income in the first quarter 2005 was $324 million, or $0.93 per diluted share. For the first quarter of 2006, net income adjusted for special items was $739 million, or $2.01 per diluted share. For the first quarter of 2005, net income adjusted for special items was $357 million, or $1.02 per diluted share.

Earnings Highlights
	1st Quarter Ended March 31
(Dollars in millions, except per diluted share data)	2006	2005
Net income adjusted for special items*	$739	$357
Adjustments for special items (net of taxes):
Gain (loss) on long-term U.K. natural gas contracts	45	(33)

Net income	$784	$324

Net income adjusted for special items* — per diluted share	$2.01	$1.02
Net income — per diluted share	$2.13	$0.93
Revenues and other income	$16,638	$13,010
Weighted average shares, in thousands — diluted	368,380	348,645

* See page 6 for a discussion of net income adjusted for special items.

Key Events

Exploration and Production

•	Exceeded guidance on production available for sale due to strong operating performance

•	Resumed operations in Libya and achieved first crude oil liftings

•	Acquired significant leasehold position in the Bakken Shale play in North Dakota and eastern Montana

•	Announced two exploration/appraisal successes – the Mostarda discovery offshore Angola and the Gudrun appraisal well offshore Norway

Refining, Marketing and Transportation

•	All refinery construction projects are on schedule to meet the June 1, 2006, ultra low sulfur diesel requirements

•	Achieved significant same store gasoline sales volume growth of 3.3 percent at Speedway SuperAmerica LLC (SSA) and increased same store merchandise sales by 10.2 percent

Integrated Gas

•	Equatorial Guinea Liquefied Natural Gas (LNG) Train 1 project remains on schedule for the first shipment in the third quarter of 2007, having achieved 73 percent completion at the end of the first quarter

Corporate

•	Repurchased approximately $230 million of Marathon common shares as part of previously announced $2 billion share buy back program

•	Increased dividend by 21 percent to a new quarterly rate of 40 cents per share

“In the first quarter, Marathon benefited from strong operational performance in all of our business segments,” said Clarence P. Cazalot, Jr., Marathon president and CEO. “We achieved additional exploration success and continued to advance our major project developments safely and on time around the globe. These projects, along with the resumption of our operations in Libya, are positioning the Company to achieve a compounded average production growth rate of 8-11 percent between 2004 and 2008. Our downstream operations contributed to our strong results primarily due to the favorable refining margins and higher refined product sales volumes we experienced during the quarter. In addition, downstream results were significantly enhanced as a result of the minority interest acquisition completed June 30, 2005.”

Segment Results

Effective January 1, 2006, Marathon revised its measure of segment income to reflect the effects of minority interests and income taxes related to the segments. In addition, the results of activities primarily associated with the marketing of the Company’s equity natural gas production, which have been presented as part of the Integrated Gas segment prior to 2006, are now included in the Exploration and Production segment. Segment income amounts for all periods presented in this release reflect these changes.

Total segment income was $804 million in first quarter 2006, compared with $430 million in first quarter 2005.

	1st Quarter Ended March 31
(Dollars in millions)	2006	2005
Segment Income
Exploration & Production (E&P)
United States	$245	$177
International	232	157

Total E&P	477	334
Refining, Marketing & Transportation	319	74
Integrated Gas	8	22

Segment Income **	$804	$430

** See Preliminary Supplemental Statistics on page 8 for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

Upstream segment income totaled $477 million in first quarter 2006, compared to $334 million in first quarter 2005. The increase was primarily due to higher product prices and liquid hydrocarbon sales volumes. Reported sales volumes during the quarter averaged 376,800 barrels of oil equivalent per day (boepd) compared to production available for sale of 418,600 boepd. This difference was due to the timing of international crude oil liftings in Libya, Equatorial Guinea and the United Kingdom.

Marathon’s first quarter production available for sale was higher than guidance due to outstanding operational performance. The Company’s United Kingdom operations benefited from high seasonal natural gas sales and increased liquid hydrocarbon production resulting from a successful workover program. Marathon continues to estimate 2006 average daily production available for sale to be 365,000 to 395,000 boepd, excluding the impact of any acquisitions or dispositions.

United States upstream income was $245 million in first quarter 2006, compared to $177 million in first quarter 2005. The increase was primarily a result of higher product prices and liquid hydrocarbon sales volumes. The increase in sales volumes was a result of the Gulf of Mexico Petronius facility being shut-in during the majority of the first quarter of 2005 for hurricane related repairs.

International upstream income was $232 million in first quarter 2006, compared to $157 million in first quarter 2005. The increase was primarily a result of higher product prices and higher liquid hydrocarbon sales volumes due to the resumption of production in Libya and the benefit of a full quarter of the condensate expansion project in Equatorial Guinea.

	1st Quarter Ended March 31
	2006	2005
Key Production Statistics

Sales

United States – Liquids (mbpd)	80.0	71.6

United States – Gas (mmcfpd)	561.2	570.3

International – Liquids (mbpd)	130.7	91.5

International – Gas (mmcfpd)	435.1	455.2

Total Sales (mboepd)	376.8	334.0

Marathon continues to advance its major projects. As of the end of the first quarter 2006, the Alvheim project in Norway was 53 percent complete, and on target to deliver first production in the first quarter of 2007. As part of this project, the hull modifications to the Alvheim floating production storage offloading (FPSO) vessel have been completed and the vessel sailed from Singapore to Norway where it is undergoing topside installation work. Alvheim development drilling is scheduled to begin in May 2006. The Neptune development in the Gulf of Mexico was 22 percent complete through March 2006, and remains on target to deliver production by early 2008, with development drilling scheduled to begin in May 2006.

Marathon recently completed leasehold acquisitions totaling approximately 200,000 acres in the Bakken Shale resource play, located in the Williston Basin of North Dakota and eastern Montana. With this substantial position in the Bakken Shale, Marathon plans to drill approximately 300 wells over the next four to five years, with additional infill drilling likely. This program has the potential to add more than 20,000 barrels of oil equivalent per day of production by 2012.

Offshore Norway, Marathon participated in a successful appraisal well on the Gudrun prospect. Two zones were tested at an aggregate gross rate of more than 10,000 barrels of oil per day (bpd) and 30 million cubic feet of natural gas per day (mmcfd). Future activities will primarily focus on evaluating various development scenarios. Marathon holds a 28 percent non-operated working interest in Gudrun.

Offshore Angola, Marathon participated in the discovery well on the Mostarda prospect in Block 32, where the Company holds a 30 percent working interest. This discovery is located near the previously announced Gindungo, Canela and Gengibre discoveries. In Block 31, where the Company holds a 10 percent working interest, Marathon participated in a successful appraisal well in the northeast part of the block, a dry hole in the southeast portion of the block, and the Urano well reached total depth. The results of the Urano well will be reported upon governmental approvals.

Refining, Marketing and Transportation

Downstream segment income was $319 million in first quarter of 2006 compared to $74 million in first quarter of 2005. Downstream segment income for the first quarter of 2006 benefited from the June 30, 2005, minority interest acquisition, while the first quarter 2005 was negatively impacted by a legislated tax increase by the State of Kentucky.

A key driver of the increase in segment income was the Company’s refining and wholesale marketing gross margin which averaged 11.37 cents per gallon in first quarter of 2006 versus 6.85 cents in the comparable 2005 quarter. This margin improvement reflected favorable sweet/sour crude oil differentials in the first quarter 2006 and was consistent with the relevant indicators (crack spreads) in the Midwest (Chicago) and Gulf Coast markets. The Company’s refining and wholesale marketing gross margins in the first quarters 2006 and 2005 included pre-tax losses of $11 million and $172 million related to derivatives that are utilized primarily to manage price risk. SSA’s gasoline and distillate gross margin averaged approximately 10.55 cents per gallon during the first quarter of 2006, essentially unchanged from the margin realized in the first quarter 2005.

Crude oil refined during the first quarter of 2006 averaged 897,600 barrels per day (bpd), slightly lower than during the first quarter 2005. However, total refinery throughputs totaled 1,146,800 for the first quarter 2006, approximately five percent higher than the 1,093,600 bpd during the first quarter 2005.

SSA achieved significant same store gasoline sales volume growth of 3.3 percent during the first quarter 2006 compared to the first quarter 2005. In addition, SSA increased same store merchandise sales by 10.2 percent during the same period. This marks the 13th consecutive quarter that SSA has achieved same store merchandise sales growth of greater than 9 percent when compared to the same quarter from the previous year.

	1st Quarter Ended March 31
	2006	2005
Key Refining, Marketing & Transportation Statistics

Crude Oil Refined (mbpd)	897.6	922.2

Other Charge and Blend Stocks (mbpd)	249.2	171.4

Total Refinery Inputs (mbpd)	1,146.8	1,093.6

Refined Product Sales Volumes (mbpd)	1,416.6	1,369.7

Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.1137	$0.0685

Marathon is on schedule to meet the Federal EPA regulations which require ultra low sulfur diesel fuel production effective June 1, 2006. These modifications will complete the approximately $900 million capital project the Company began in 2002 to comply with the Tier II gasoline and on-road diesel requirements of the Clean Air Act that are effective as of June 1, 2006.

Integrated Gas

Integrated gas segment income was $8 million in first quarter 2006 compared to $22 million in first quarter 2005. The decrease was primarily a result of a higher provision for income taxes.

The Equatorial Guinea LNG Train 1 project made continued progress during the quarter and remains on-track to begin first shipments of LNG in the third quarter of 2007. At the end of the first quarter, the project was approximately 73 percent complete on an engineering, procurement and construction (EPC) basis. Marathon holds a 60 percent interest in Equatorial Guinea LNG Holdings Limited.

Corporate

In January 2006, Marathon announced a $2 billion share repurchase plan. Through the first quarter of 2006, Marathon has repurchased approximately $230 million of its common shares. The Company expects to repurchase shares ratably through 2007 unless market or other conditions change significantly.

The Company’s board of directors has approved a seven cent, or 21 percent, per share increase in the first quarter dividend payable on Marathon Oil Corporation Common Stock, resulting in a new quarterly dividend rate of 40 cents per share.

Annually, the Corporation determines its income tax provision by aggregating income taxes arising from each jurisdiction in which it operates. In interim periods, the income tax provision is determined by applying an estimate of the Corporation’s annual effective tax rate to quarterly pre-tax earnings. This tax accounting method can result in volatility in segment income quarter over quarter.

Special Items

Marathon has two long-term natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. During the first quarter 2006, the non-cash after-tax mark-to-market gain on these two long-term gas sales contracts related to Marathon’s Brae gas production totaled $45 million. Due to the volatility in the fair value of these contracts, Marathon consistently excludes these non-cash gains and losses from “net income adjusted for special items.”

The Company will conduct a conference call and webcast today, April 27, 2006, at 2 p.m. EDT during which it will discuss first quarter 2006 results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.marathon.com. Replays of the webcast will be available through May 11, 2006. Quarterly financial and operational information is also provided on Marathon’s Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

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In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Marathon’s ongoing operations. Reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.

Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas and condensate production and sales, the development of the Alvheim field, the Neptune development, anticipated future drilling activity, an LNG project in Equatorial Guinea, and the common stock repurchase program. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and sales, the development of the Alvheim field and Neptune, and anticipated future drilling activity include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, regulatory constraints, inability or delay in obtaining government and third-party approvals and permits, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Worldwide production and sales could also be affected by the occurrence of acquisitions or dispositions of oil and gas properties. Factors that could affect the LNG project include unforeseen problems arising from construction, inability or delay in obtaining necessary government and third-party approvals, unanticipated changes in market demand or supply, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions. The common stock repurchase program could be affected by changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions or acts of war or terrorist acts, and other operating and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent Forms 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Paul Weeditz	713-296-3910
	Scott Scheffler	713-296-4102
Investor Relations Contacts:	Ken Matheny	713-296-4114
Howard Thill	713-296-4140

Condensed Consolidated Statements of Income (unaudited)
	1st Quarter Ended March 31
(Dollars in millions, except per share data)	2006	2005
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$12,998	$9,840
Revenues from matching buy/sell transactions	3,206	2,809
Sales to related parties	312	283
Income from equity method investments	92	40
Net gains on disposal of assets	11	11
Other income, net	19	27

Total revenues and other income	16,638	13,010

Costs and Expenses:
Cost of revenues (excludes items below)	9,769	7,692
Purchases related to matching buy/sell transactions	3,233	2,832
Purchases from related parties	51	56
Consumer excise taxes	1,165	1,084
Depreciation, depletion and amortization	415	323
Selling, general and administrative expenses	287	260
Other taxes	149	105
Exploration expenses	71	34

Total costs and expenses	15,140	12,386

Income from Operations	1,498	624
Net interest and other financing costs	24	32
Minority interests in income (loss) of:
Marathon Petroleum Company LLC	—	70
Equatorial Guinea LNG Holdings Limited	(3)	(1)

Income before Income Taxes	1,477	523
Provision for income taxes	693	199

Net Income	$784	$324
Net income
Per share — basic	$2.15	$0.94
Per share — diluted	$2.13	$0.93
Dividends paid per share	$0.33	$0.28
Weighted average shares, in thousands
Basic	365,110	346,006
Diluted	368,380	348,645

Preliminary Supplemental Statistics (unaudited)
	1st Quarter Ended March 31
(Dollars in millions, except as noted)	2006	2005
Segment Income
Exploration & Production
United States	$245	$177
International	232	157

Total E&P	477	334
Refining, Marketing & Transportation(a)	319	74
Integrated Gas	8	22

Segment Income	804	430
Items not allocated to segments, net of taxes:
Gain (loss) on long-term U.K. natural gas contracts	45	(33)
Corporate and other unallocated items	(65)	(73)

Net Income	$784	$324
Capital Expenditures
Exploration & Production	$384	$294
Refining, Marketing & Transportation(a)	104	136
Integrated Gas(b)	94	125
Corporate	17	1

Total	$599	$556
Exploration Expense (Pre-tax)
United States	$28	$17
International	43	17

Total	$71	$34
Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)(c)
United States	80.0	71.6
Europe	29.9	31.2
Africa	71.4	36.2
Other International	29.4	24.1

Total International	130.7	91.5

Worldwide	210.7	163.1

Net Natural Gas Sales (mmcfd)(c)(d)
United States	561.2	570.3
Europe	347.2	371.8
Africa	87.9	83.4

Total International	435.1	455.2

Worldwide	996.3	1,025.5

Total Sales (mboepd)	376.8	334.0

Preliminary Supplemental Statistics (unaudited) (continued)
	1st Quarter Ended March 31
	2006	2005
Operating Statistics (continued)
Average Realizations (e)
Liquid Hydrocarbons ($ per net bbl)
United States	$49.30	$38.47
Europe	62.14	45.34
Africa	51.35	43.23
Other International	37.39	24.79
Total International	50.68	39.10
Worldwide	$50.16	$38.82
Natural Gas ($ per net mcf)
United States	$6.66	$4.95
Europe	7.66	5.05
Africa	0.25	0.24
Total International	6.16	4.17
Worldwide	$6.44	$4.60

Preliminary Supplemental Statistics (unaudited) (continued)
	1st Quarter Ended March 31
(Dollars in millions, except as noted)	2006	2005
Refinery Runs (mbpd)
Crude Oil Refined	897.6	922.2
Other Charge and Blend Stocks	249.2	171.4

Total	1,146.8	1,093.6
Refined Product Yields (mbpd)
Gasoline	645.5	576.3
Distillates	289.8	291.5
Propane	20.5	19.2
Feedstocks and Special Products	107.6	116.4
Heavy Fuel Oil	24.0	32.8
Asphalt	75.1	72.0

Total	1,162.5	1,108.2
Refined Product Sales Volumes (mbpd)(f)	1,416.6	1,369.7
Matching buy/sell volumes included in refined product sales volumes (mbpd)	82.6	80.3
Refining and Wholesale Marketing Gross Margin(g)(h)	$0.1137	$0.0685
Speedway SuperAmerica LLC
Number of SSA retail outlets	1,635	1,659
SSA Gasoline and Distillate Sales(i)	776	745
SSA Gasoline and Distillate Gross Margin(g)	$0.1055	$0.1058
SSA Merchandise Sales	$610	$560
SSA Merchandise Gross Margin	$148	$143

(a) RM&T segment income for the first quarter of 2005 is net of $67 million pre-tax minority interest in MPC. RM&T capital expenditures includes MPC at 100 percent.

(b) Includes Equatorial Guinea LNG Holdings at 100 percent.

(c) Amounts represent net sales after royalties, except for Ireland where amounts are before royalties.

(d) Includes natural gas acquired for injection and subsequent resale of 40.6 mmcfd and 20.5 mmcfd in the first quarter 2006 and 2005. Effective July 1, 2005, the methodology for allocating sales volumes between natural gas produced from the Brae complex and third-party natural gas production was modified, resulting in an increase in volumes representing natural gas acquired for injection and subsequent resale.

(e) Excludes derivative gains and losses, including the effects of long-term U.K. natural gas contracts that are accounted for as derivatives. There were no equity production hedges in the first quarters of 2006 or 2005.

(f) Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(g) Dollars per gallon.

(h) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.

(i) Millions of gallons.